UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2020

Canterbury Park Holding Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

001-37858	47-5349765
(Commission File Number)	(IRS Employer Identification No.)

1100 Canterbury Road, Shakopee, Minnesota	55379
(Address of Principal Executive Offices)	(Zip Code)

(952) 445-7223

(Registrant’s telephone number, including area code)

Securities registered pursuant Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock Common stock, $.01 par value	CPHC	Nasdaq

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ◻ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2020, the Board of Directors of Canterbury Park Holding Corporation (the “Company”) approved new compensation arrangements for President and Chief Executive Officer Randall D. Sampson and Vice President of Finance and Chief Financial Officer Randy J. Dehmer, the two Named Executive Officers named in the Proxy Statement for the Company’s 2020 Annual Meeting of Shareholders. As previously disclosed, on April 1, 2020, the base salaries for Mr. Sampson and Mr. Dehmer were temporarily reduced by 50% and 40%, respectively, as a result of the Covid-19 Pandemic. The Company reopened operations on a limited basis on June 10, 2020, in compliance with Minnesota state and regulatory guidance. In connection with the reopening and the Company’s efforts to prudently manage its cash and liquidity resources, the Board has reduced the effective 2020 annual base cash compensation for Mr. Sampson by 20% and for Mr. Dehmer by 15%. In addition, the Board has reduced the effective annual 2020 base cash compensation for other members of management by 7.5%.

In connection with these 2020 cash compensation reductions, the Company’s Board of Directors approved the granting of deferred stock awards on June 25, 2020 to the Company’s management team, including the two named executive officers. Mr. Sampson and Mr. Dehmer will receive deferred stock awards of 8,500 and 5,500 shares, respectively, with the following vesting schedule: (i) 60% vesting and being issued in December 2020, (ii) 20% vesting and being issued in March 2022, and (iii) 20% vesting and being issued in March 2023. The Board designated those portions of the June 25, 2020 deferred stock awards vesting in 2020 as awards under the Company’s 2020 annual incentive plan and designated those portions of the awards scheduled to vest in 2022 and 2023 as 2020 awards under the Company’s long-term annual incentive plan. The Company’s Board of Directors also made corresponding deferred stock awards to other members of management whose 2020 base cash compensation was reduced.

The closing price of Canterbury Park Holding Corporation Common Stock on the Nasdaq system on June 25, 2020 was $11.07.

Item 5.07.   Submission of Matters to a Vote of Security Holders.

On June 25, 2020, the Company held its Annual Meeting at 1100 Canterbury Road, Shakopee, Minnesota 55379. At the close of business on May 5, 2020, the record date for the Annual Meeting, a total of 4,694,138 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company were outstanding. At the Annual Meeting, 4,318,472 shares, or approximately 92.0% of the outstanding shares of Common Stock, were represented by proxy or in person and, therefore, a quorum was present at the Annual Meeting. Shares were voted at the Annual Meeting on the matters submitted to a vote of the shareholders as follows:

Proposal 1 — To elect five directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified.

	Votes For	Votes Withheld	Broker Non-Vote
Maureen H. Bausch	3,298,122	101,242	919,108
John S. Himle	3,297,335	102,029	919,108
Carin J. Offerman	3,320,867	78,497	919,108
Randall D. Sampson	3,335,994	63,370	919,108
Dale H. Schenian	3,321,195	78,169	919,108

Proposal 2 — To ratify and approve the appointment of Wipfli LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Votes For	Votes Against	Abstentions
4,039,028	277,407	2,037

As a result, the shareholders (i) elected each nominee as a director of the Company and (ii) ratified the appointment of Wipfli LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Item 8.01. Other Events.

Non-employee Director Compensation

As a result of the Covid-19 Pandemic and the Company’s efforts to prudently manage its cash and liquidity resources, the Company’s Board of Directors agreed to forego cash compensation for service on Board committees through the 2021 Annual Meeting of Shareholders. In lieu of cash compensation for service on Board committees, each non-employee director elected at the 2020 Annual Meeting of Shareholders was granted a deferred stock award in an amount approximately equivalent to the reduction in cash compensation that the non-employee director would otherwise have received during this period.

These deferred stock awards are identical to the deferred stock awards that non-employee director directors received at the June 25, 2020 Annual Meeting of Shareholders representing $30,000 of value. These deferred stock awards will vest at the 2021 Annual Meeting of Shareholders and will be issued as Common Stock one year from the vesting date.

Board Committees

On June 25, 2020, after the Company’s 2020 Annual Meeting of Shareholders, the Board appointed the independent, non-employee directors named below to the following Board committees:

Audit Committee

Carin J. Offerman, Chair

Maureen H. Bausch

John S. Himle

Compensation Committee

Carin J. Offerman, Chair

Maureen H. Bausch

Dale H. Schenian

Governance Committee

John S. Himle, Chair

Carin J. Offerman

Dale H. Schenian

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANTERBURY PARK HOLDING CORPORATION

Dated: June 26, 2020	By:	/s/ Randall D. Sampson
Randall D. Sampson
President and Chief Executive Officer